Exhibit 99.1

Company Contact:	Media Contact:
Rodney Young	Schwartz Communications, Inc.
Chief Financial Officer	(781) 684-0770
(650) 475-3100 ext. 105	stemcells@schwartz-pr.com
irpr@stemcellsinc.com
STEMCELLS, INC. ANNOUNCES SALE OF COMMON STOCK
Palo Alto, Calif. (April 3, 2006) – StemCells, Inc. (NASDAQ: STEM) announced today that it has entered into agreements to sell approximately 11.75 million shares of its common stock to selected institutional investors at a price of $3.05 per share. The shares are being offered as a registered direct offering under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. StemCells, Inc. expects to receive total proceeds, net of offering expenses and placement agency fees, of approximately $33 million. The net proceeds of the financing will be used for general corporate purposes, including working capital, product development and capital expenditures, as well as for other strategic purposes.
UBS Investment Bank acted as placement agent in this offering. Copies of the final prospectus relating to this offering may be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, N.Y. 10171-0026.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About StemCells, Inc.
StemCells, Inc. is a clinical stage biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These stem cells are expandable into cell banks for therapeutic use, which demonstrates the feasibility of using normal, non-genetically modified cells as cell-based therapies. StemCells is a publicly traded company solely focused on stem cell research and development and has approximately 40 U.S. and 100 non-U.S. patents. Further information about the Company is available on its web site at: www.stemcellsinc.com.
Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. (the “Company”) and its ability to conduct clinical trials as well as its research and product development efforts. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty whether preclinical research results will be able to be translated into treatment for humans; uncertainty as to whether the FDA or other applicable regulators or review boards will permit the Company to begin or continue clinical testing for other diseases or conditions despite the novel and unproven nature of the Company’s technology; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty regarding the validity and enforceability of the Company’s patents; uncertainty as to whether any potential products that may be generated in the Company’s stem cell programs will prove safe and clinically effective and not cause tumors or other side effects; uncertainty as to whether the Company will achieve revenues from product sales or become profitable; the Company’s likely increase in the use of cash in 2006 and future periods as compared to the Company’s historical use of cash; the non-recurrence of one-time events such as the ReNeuron transaction; and other factors that are described under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K.